Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2024

New Program Wins Driven by Continued On-Shoring and Dual Sourcing of Manufacturing
Spokane Valley, WA— May 7, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 30, 2024.
For the third quarter of fiscal year 2024, Key Tronic reported total revenue of $140.5 million, compared to $164.6 million in the same period of fiscal year 2023. As previously announced, revenue for the third quarter of fiscal year 2024 was constrained by approximately $5 million due to severe winter weather events that took Key Tronic’s facilities in Mississippi and Arkansas offline for approximately two weeks. In addition, the Company saw softening demand for a number of different programs produced in Mexico. For the first nine months of fiscal year 2024, total revenue was $433.7 million, compared to $425.5 million in the same period of fiscal year 2023.

For the third quarter of fiscal year 2024, the Company’s margins and profitability were significantly impacted by severance costs of approximately $3.7 million, or $0.27 per diluted share, as Key Tronic reduced its workforce by over 450 employees in Mexico. The severance costs were incurred late in the third quarter, which limited the previously planned payroll expense reductions anticipated in the third quarter.
The Company also continued to be adversely impacted by high labor costs and interest expense, and the continued strengthening of the Mexican Peso by approximately 5%, increasing expenses by approximately $1.5 million or $0.11 per diluted share. The temporary facilities closures in the US due to severe winter weather discussed above, also resulted in a loss of contribution margin of approximately $1 million or $0.07 per diluted share.
As a result of the combination of factors described above, the Company’s gross margin was 5.8% and operating margin was a loss of (0.4)% for the third quarter of fiscal year 2024, compared to a gross margin of 8.7% and an operating margin of 3.1% in the same period of fiscal year 2023.
Net loss was $(2.2) million or $(0.21) per share for the third quarter of fiscal year 2024, compared to net income of $2.0 million or $0.18 per share for the same period of fiscal year 2023. For the first nine months of fiscal year 2024, net loss was $(0.8) million or $(0.07) per share, compared to $4.1 million or $0.38 per share for the same period of fiscal year 2023.

Additionally, as of the end of the quarter, the Company cured a breach of the fixed charge coverage ratio covenant in its asset-based revolving credit facility by executing a fourth amendment to the agreement on May 7, 2024. This amendment will provide relief on the financial covenant for twelve months, increase the interest rate by 100 basis points and advance the maturity date of the agreement to September 2025.

“During the third quarter, we took the necessary steps to reduce our workforce in Mexico due to softening demand for a number of different programs with high labor content, which is expected to save us more than $10 million annually,” said Craig Gates, President and Chief Executive Officer. “We expect sales from Mexico-based production to recover in coming quarters due to recently won programs and we do not anticipate needing to increase our net headcount in coming periods, which would reflect significant improvements to our operating efficiencies. At the same time, our Juarez site is being restructured to focus on higher-volume manufacturing, while lower-volume products with higher service level requirements will migrate to our other sites.”

“We’re pleased with the continued ramp of new programs in the third quarter of fiscal 2024 and by increased utilization of our US and Vietnam facilities. During the quarter, we continued to expand our customer base, winning new programs involving energy management, telecommunications, consumer audio and industrial manufacturing. The strong pipeline of new business underscores the continued trend towards on-shoring and dual sourcing of contract manufacturing. We also continued to make significant reductions to our inventory, down by approximately $39 million from a year ago, as well as reducing our accounts payable and other liabilities.”
The financial data presented for the third quarter of fiscal year 2024 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.
Business Outlook

For the fourth quarter of fiscal 2024, Key Tronic expects to report revenue in the range of $135 million to $145 million and earnings in the range $0.03 to $0.10 per diluted share. These expected results assume an effective tax rate of 20% in the coming quarter.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 866-400-0049 or +1-313-209-4906 (Access Code: 8579827). A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, cost savings from workforce reduction, demand for certain products and the effectiveness of some of its programs, business from customers and programs, impacts from operational streamlining, efficiencies, and the amendment to the Loan Agreement. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net sales	$140,527	$164,553	$433,707	$425,524
Cost of sales	132,446	150,277	403,001	391,950
Gross profit	8,081	14,276	30,706	33,574
Research, development and engineering expenses	2,234	2,580	6,233	7,162
Selling, general and administrative expenses	6,422	6,961	18,263	18,353
Gain on insurance proceeds, net of losses	—	(396)	(431)	(4,040)
Total operating expenses	8,656	9,145	24,065	21,475
Operating income	(575)	5,131	6,641	12,099
Interest expense, net	2,800	2,688	8,772	7,081
Income before income taxes	(3,375)	2,443	(2,131)	5,018
Income tax (benefit) provision	(1,154)	467	(1,329)	924
Net income	$(2,221)	$1,976	$(802)	$4,094
Net income per share — Basic	$(0.21)	$0.18	$(0.07)	$0.38
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net income per share — Diluted	$(0.21)	$0.18	$(0.07)	$0.38
Weighted average shares outstanding — Diluted	10,762	10,865	10,762	10,892

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30, 2024	July 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$5,255	$3,603
Trade receivables, net of allowance for doubtful accounts of $85 and $23	135,642	150,600
Contract assets	28,619	29,925
Inventories, net	115,115	137,911
Other	22,224	27,510
Total current assets	306,855	349,549
Property, plant and equipment, net	29,046	28,870
Operating lease right-of-use assets, net	16,790	16,202
Other assets:
Deferred income tax asset	14,577	12,254
Other	6,109	11,397
Total other assets	20,686	23,651
Total assets	$373,377	$418,272
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,198	$115,899
Accrued compensation and vacation	7,071	13,351
Current portion of debt, net	5,928	7,849
Other	14,206	14,867
Total current liabilities	109,403	151,966
Long-term liabilities:
Term loans	5,681	6,726
Revolving loan	116,512	114,805
Operating lease liabilities	11,351	10,317
Deferred income tax liability	19	274
Other long-term obligations	336	3,567
Total long-term liabilities	133,899	135,689
Total liabilities	243,302	287,655
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,891	47,728
Retained earnings	82,184	82,986
Accumulated other comprehensive income (loss)	—	(97)
Total shareholders’ equity	130,075	130,617
Total liabilities and shareholders’ equity	$373,377	$418,272

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